EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-8, dated January 30, 2004 the reference to our report dated March 10, 2003 with respect to the Financial Statements of Warning Model Management, Inc., for the year ended December 31, 2002 and 2001.

/s/ Pohl, McNabola, Berg & Company LLP
Pohl, McNabola, Berg & Company LLP
January 30, 2004
San Francisco, California